Exhibit 99.1

Michael F. McNally Appointed to Granite Board of Directors

WATSONVILLE, Calif.--(BUSINESS WIRE)--February 16, 2016--Granite Construction Incorporated (NYSE: GVA) announced today that Michael F. McNally, retired president and CEO of Skanska USA Inc., has been appointed to its Board of Directors, effective February 10, 2016.

“We are extremely pleased to welcome Mike to Granite’s board of directors,” said William H. Powell, Granite’s Chairman of the Board. “His knowledge and expertise of the construction industry, coupled with his dedication to the areas of safety and sustainability, make him an ideal fit for our Board and the ongoing growth of the Company.”

McNally has more than 35 years of construction experience and an extensive background in large, complex projects in a variety of market sectors. Before joining Skanska in 1998, Mike served as Vice President of construction for Fluor Daniel’s Global Industrial Group. He currently sits on the board of directors for the US Green Building Council and was appointed by the governor of Rhode Island to the board of the Rhode Island Commerce Corporation.

Prior to retirement, he was on the national board of the ACE Mentoring Program and the Association for the Improvement of American Infrastructure. He was Co-Chair of the YMCA of Greater New York “Strong Kids” Campaign, Member of the Moles Association, Construction Industry Roundtable, Incident and Injury Free CEO Forum, and the Construction Industry Safety Initiative, Vice Chairman of New York Building Congress and member of US Chamber of Commerce “Let’s Rebuild America” leadership committee.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is recognized as one of the largest diversified construction companies and construction materials producers in the U.S. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been named one of the World's Most Ethical Companies for six consecutive years. For more information, visit graniteconstruction.com.

CONTACT:
Granite Construction Incorporated
Investor Relations:
Ronald Botoff, 831-728-7532
Corporate Communications:
Jacque Fourchy, 831-761-4741